Exhibit 10.32

Date:	November 21, 2019

To:	Joseph Lower

From:	Gerry Smith

Re:	Retention Agreement

The purpose of this document is to set forth our agreement regarding your voluntary separation from employment with Office Depot, Inc. As we discussed, it is important to the company that you remain employed through January 10, 2020 in order to assist with the close out of the 2019 fiscal year. As a result, the company is willing to provide you additional compensation in the amount of $292,716.35, which is an amount equivalent to 50% of your 2019 Corporate Bonus target payout ("Additional Compensation"), if you remain employed through January 10, 2020 ("Vesting Date"). If you remain employed through January 10, 2020, you will also receive the second tranche of your new hire grant consisting of 196,078 Restricted Stock Units, which is scheduled to vest on January 8, 2020.

If, prior to the Vesting Date, your employment with the company is terminated due to fault of your own or you voluntarily elect to leave Office Depot's employ, you will not be entitled to receive the Additional Compensation.

If you become eligible for payment of the Additional Compensation, your entitlement to the Additional Compensation is contingent upon you executing and not revoking the company's customary release and covenant-not-to-sue agreement ("Release"). The company will provide the Release to you not later than seven (7) days after your separation date. You must execute and return the Release to the company within the period specified in the Release (which will not be more than 45 days after you receive it), and not revoke the Release within the applicable seven-day revocation period.

If you become entitled to the Additional Compensation, payment of the Additional Compensation will be made in a lump sum, less applicable taxes, other deductions required by law, and/or any amounts due Office Depot, within sixty (60) days following the earlier of the Vesting Date, and your separation date.

Assuming the conditions of this Agreement are met and you become eligible for payment of the Additional Compensation pursuant to the terms of this Agreement, no other compensation, remuneration, wages, incentive payments, bonuses, LTl or other vestings,  commissions, allowance, severance  or monies will be owed and/or paid to you (except for any earned wages which have not yet been paid pursuant to the normal payroll cycle).

This Agreement shall not change the at-will nature of your employment with Office Depot and nothing herein shall be deemed a guarantee of continued employment. Additionally, this Agreement may not be modified, amended or otherwise changed in any manner except by a written instrument signed by you and an authorized representative of Office Depot, Inc.

This Agreement will at all times be administered and construed in accordance with the requirements of section 409A of the Internal Revenue Code of 1986, as amended, and the Department of Treasury regulations and other guidance thereunder ("Code Section 409A"), including any applicable exceptions. To the extent that any compensation payable under this Agreement constitutes deferred compensation within the meaning of Code Section 409A, (i) the provisions of this Agreement that provide for payment of such compensation that is triggered by your termination or separation shall be deemed to provide for payment that is triggered only by your "separation from service" within the meaning of Treasury Regulation Section §1.409A-1(h) ("Separation from Service"), and (ii) if, on the date of your Separation from Service, you are a "specified employee" within the meaning of Code Section 409A and Treasury Regulation Section 1.409A-1(i) (with such status determined by Office Depot in accordance with rules established by Office Depot in writing in advance of the "specified employee identification date" that relates to the date of such Separation from Service or in the absence  of such  rules established by Office Depot, under the default rules for identifying specified employees under Treasury Regulation Section 1.409A-1(i)) and to the extent Office Depot makes a good faith determination that payment of such compensation must be delayed to comply with Code Section 409A(a)(2)(8)(i), payment of such compensation that is triggered by your Separation from Service shall be made on the first business day following the six (6) month anniversary of the date of such Separation from Service (provided, however, that if you die after the date of such Separation from Service, payment will be paid to your estate in a lump sum without regard to the six-month delay that otherwise applies to specified employees). You acknowledge and agree that Office Depot has made no representation regarding the tax treatment of any payment under this Agreement and, notwithstanding anything else in this Agreement, that you are solely responsible for all taxes due with respect to any payment under this Agreement.

If you accept the terms of this Agreement, please sign below.

/s/ Joseph Lower	11/21/2019
Joseph Lower	Date
EMP ID # 892742